Exhibit (d)(xvii)

AGREEMENT

This Agreement (this “Agreement”) is dated as of February 26, 2002, and is among Gemini Systems Corporation N.V., a company organized under the laws of the Netherlands Antilles (“Gemini”), Toscal N.V., a company organized under the laws of the Netherlands Antilles (“Toscal”), OZF Ltd., a company organized under the laws of the British Virgin Islands (“OZF”), Visionvest Corporation N.V., a company organized under the laws of the Netherlands Antilles and a wholly-owned subsidiary of Toscal (“Visionvest”), Walthroup Corporation N.V., a company organized under the laws of the Netherlands Antilles and a wholly-owned subsidiary of Toscal (“Walthroup”), Deering Corporation N.V., a company organized under the laws of the Netherlands Antilles and a wholly-owned subsidiary of Toscal (“Deering”, and together with Gemini, Toscal, OZF, Visionvest and Walthroup, the “LFT Shareholders”), S-C Indigo CV, a limited partnership organized under the laws of the Netherlands Antilles (“S-C”), Hewlett-Packard Europe B.V., a company organized under the laws of the Netherlands (“HP Europe”), Hewlett-Packard Company, a company organized under the laws of Delaware (“HP”), and Indigo N.V., a company organized under the laws of the Netherlands (the “Company”, and together with the LFT Shareholders, S-C, HP Europe and HP, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement (defined below).

WHEREAS, the Parties have entered into that certain Shareholders’ Agreement (the “Shareholders’ Agreement”) dated as of September 13, 2000;

WHEREAS, HP and Indigo have entered into that certain Offer Agreement (the “Offer Agreement”) dated as of September 6, 2001, and amended as of February 13, 2002, pursuant to which HP has commenced an exchange offer (the “Offer”) to acquire all of the outstanding Common Shares;

WHEREAS, the LFT Shareholders and HP have entered into that certain Tender and Option Agreement (the “Tender and Option Agreement”) dated as of September 6, 2001;

WHEREAS, S-C and HP have entered into that certain Tender Agreement (the “Tender Agreement”) dated as of September 6, 2001;

WHEREAS, the LFT Shareholders, HP and certain other shareholders of the Company have entered into that certain Voting Agreement (the “LFT Voting Agreement”) dated as of September 6, 2001;

WHEREAS, S-C and HP have entered into that certain Voting Agreement (the “S-C Voting Agreement”, and together with the Tender and Option Agreement, the Tender Agreement and the LFT Voting Agreement, the “Voting and Tender Agreements”) dated as of September 6, 2001; and

WHEREAS, the Parties desire to make certain changes to, and clarify particular issues with respect to, the Shareholders’ Agreement to, in part, avoid potential conflicts with the Voting and Tender Agreements.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    The transactions contemplated by the Voting and Tender Agreements including, but not limited to, those provisions of the Voting and Tender Agreements permitting the subsequent transfer(s) of Shares (as defined in the Voting and Tender Agreements) to transferees who agree to be bound by the provisions of the Voting and Tender Agreements, may be effected without compliance with, and shall not be deemed to violate, the restrictions on transfer contained in Sections 3.2, 3.3 and 3.4 of the Shareholders’ Agreement.

2.    Notwithstanding the transfers referenced in Section 1 above, for purposes of determining ownership in Section 5.1 of the Shareholders’ Agreement, Common Shares and Common Share Equivalents held by George

Soros, an individual, Geosor Corporation, a New York corporation, or the Open Society Institute, a New York trust, shall be deemed to be held by S-C, and Common Shares and Common Share Equivalents held by any wholly-owned subsidiary of the Oscar & Zlata Foundation shall be deemed to be held by the LFT Shareholders.

3.    Upon the Closing (as defined in the Offer Agreement) of the Offer, the Shareholder’s Agreement shall be deemed to have terminated and shall no longer be in force and effect.

4.    The Parties hereby confirm that this Agreement, and the transactions contemplated by the Offer Agreement and the Voting and Tender Agreements, shall not be deemed to violate Article 4 of the Shareholders’ Agreement.

5.    The provisions hereof shall be deemed to supplement and amend the relevant provisions of the Shareholders’ Agreement. Notwithstanding the foregoing, the remaining provisions of the Shareholders’ Agreement shall continue in full force and effect.

6.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

7.    This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

INDIGO N.V.

By:	/s/ RAFI MAOR
Name:	Rafi Maor
Title:	President and COO

HEWLETT-PACKARD EUROPE B.V.

By:	/s/ ROBERT P. WAYMAN
Name:	Robert P. Wayman
Title:	Managing Director

HEWLETT-PACKARD COMPANY

By:	/s/ CHARLES N. CHARNAS
Name:	Charles N. Charnas
Title:	Assistant Secretary

TOSCAL N.V.

By:	/s/ TIS PRAGER
Name:	Tis Prager
Title:	Director

VISIONVEST CORPORATION N.V.

By:	/s/ URS BRUNNER
Name:	Urs Brunner
Title:	Director

GEMINI SYSTEMS CORPORATION N.V.

By:	/s/ TIS PRAGER
Name:	Tis Prager
Title:	Director

S-C INDIGO CV

By:	/s/ RICHARD D. HOLAHAN JR.
Name:	Richard D. Holahan Jr.
Title:	Authorized Signatory

OZF LTD.

By:	/s/ TIS PRAGER
Name:	Tis Prager
Title:	Director

WALTHROUP CORPORATION N. V.

By:	/s/ URS BRUNNER
Name:	Urs Brunner
Title:	Director

DEERING CORPORATION N.V.

By:	/s/ URS BRUNNER
Name:	Urs Brunner
Title:	Director

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